Exhibit 4.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LIMINAL BIOSCIENCES INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT LIMINAL BIOSCIENCES INC. TREATS AS PRIVATE OR CONFIDENTIAL.

ROYALTY STREAM AGREEMENT

This Royalty Stream Agreement (the “Agreement”) is entered into and effective as of the 26th day of January 2022 (the “Effective Date”), by and between Liminal BioSciences Inc. (“Liminal”), of the first part, and Innovon Pharmaceutiques Inc. (“Innovon”), of the second part.

(a) WHEREAS Liminal (formerly known as Prometic Life Sciences Inc.) and Liminal R&D BioSciences Inc. (formerly known as Prometic Biosciences Inc.) (“LBRD”), entered into an Entente dated October 17, 2001, with Innovon and Pierre Laurin (“PL”), (the “2001 Agreement”), whereby Innovon and PL assigned to LBRD all rights, title and interests relating to compounds PBI-1101 and PBI-1402, as defined therein;

(b) WHEREAS Liminal, LBRD, PL and Innovon entered into a Reconfirmation Agreement dated May 23, 2012 whereby PL and Innovon confirmed, inter alios, that (i) LBRD fully complied with its obligations under the 2001 Agreement, (i), references to PBI-1402 and analogs in the 2001 Agreement means and include [***] covered by the issued patents and pending patent applications listed in Schedule A annexed thereto, (iii) the 2001 Agreement does not relate to [***]; (iv) the 2001 Agreement excludes the trademark VERNIX and the product it relates to, and (v) [***] and that LBRD would no longer seek for patent protection in relation thereto on the understanding that LBRD would provide all laboratory notebooks and all other scientific data to Innovon upon Innovon’s written request;

(c) WHEREAS LBRD, Liminal, PL and Innovon entered into an Amendment to Entente PBI-1101 and PBI-1402 on December 14, 2015, whereby they agreed to amend the 2001 Agreement, effective as of [***], in order to (a) suspend, until [***], any and all rights of retrocession applicable to any or all of PBI-1101 and PBI-1402 and any and all related intellectual property benefiting PL and Innovon; and (b) provide that such retrocession rights would only be effective upon Innovon and PL providing written notice to LBRD accepting such retrocession (the “Amendment”);

(d) WHEREAS LBRD, Liminal, PL, and Innovon entered into a Consent and Acknowledgement dated December 14, 2015, whereby PL and Innovon agreed and consented to an internal reorganization whereby LBRD assigned and transferred all of its small molecule therapeutics intellectual property outside of Canada (“ROW IP”), including the assignment and transfer of the ROW IP to Liminal BioSciences Ltd. (formerly known as Prometic Pharma SMT Limited) (“PBI Ltd”) (the “Consent”);

(e) WHEREAS Liminal, LBRD, PL and Innovon wish to terminate the 2001 Agreement as amended by the Amendment.

(f) WHEREAS Liminal, LBRD, PL and Innovon are parties to (i) a Termination Agreement dated January 26, 2022 terminating the 2001 Agreement as amended by the Amendment (the "Termination Agreement") and (ii) an Intellectual Property Assignment Agreement dated January 26, 2022 (the "Intellectual Property Assignment Agreement"); and

(f) WHEREAS, in consideration for the execution of the Termination Agreement and the Intellectual Property Assignment Agreement, Liminal and Innovon wish to enter into this Agreement pursuant to which Liminal agrees to provide, and Innovon agrees to accept, a stream of royalty payments based on the Net Sales and Licensing Revenues (as defined hereinafter) associated with the Patents (as defined hereinafter).

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the foregoing premises and the covenants and agreements herein contained, and other valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1.
DEFINITIONS

In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)
“Affiliate” means with respect to any Party, any person directly or indirectly controlling, controlled by or under common control with such Party. For purposes of this definition, a person shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting securities of another entity (or other comparable ownership interest for an entity other than a corporation) or if it has direct or indirect management control of the other entity.
(b)
“Compounds” means the compounds owned by Liminal and its Affiliates listed in Schedule “A”.
(c)
“Licensing Revenues” means, any consideration received by Liminal and its Affiliates during the Term from rights and licences granted to third parties, including from a sale, transfer or other disposal of the Product rights, or in respect of the development and/or commercialization of any Product (excluding that covered by the definition of “Net Sales”) by a third party, but excluding any compensation for the rendering of research and pre-clinical and clinical development services, provided that in each case such exclusions shall apply only to the extent such remuneration is a bona fide payment in respect of such matters (and not being made in order to reallocate what is otherwise intended to be royalty payments, signing fees, upfront payment, milestone payments or other payments that would otherwise be recognized as licensing revenues hereunder). For greater certainty, no amount that is taken into consideration in the determination of the Licensing Revenues will be included in the calculation of Net Sales.
(d)
“Net Sales” means the amount received from the sale of Product during the Term billed by Liminal, its Affiliates, and their respective agents, distributors or partners, directly or indirectly (other than licensees or sub‑licencees, sale, transfer or other disposal of the Patents to third parties as described in section 1(c) above), less any rebates, discounts or commissions granted in the normal course of business, the credits, allowances for returned goods or reimbursements of products, prepaid freight, sales taxes, custom duties and other governmental charges paid in connection with the sale of Product and delivery costs. Sales of Product by Liminal to any Affiliate which is a reseller thereof shall be excluded from the calculation of the Net Sales and only the amount received by the Affiliate from such subsequent sale of such Product shall be included in the calculation of Net Sales. Product provided without charge in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, indigent programs or for use as samples will be excluded from the computation of Net Sales. Where Product is sold in combination with other pharmaceutical products, diagnostic products or active ingredients (“Combination Products”), Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross invoice price of the Product if sold separately in a country and B is the gross invoice price of the other product or components included in the Combination Product, if sold separately in such country. If no such separate sales are made by Liminal or its Affiliates, Net Sales of the Combination Product will be calculated in a manner agreed upon the parties in good faith based upon the fair market value attributable to the Product and the other components of the Combination Product. For greater certainty, no amount that is taken into consideration in the determination of the Net Sales will be included in the calculation of Licensing Revenues.
(e)
“Party” means each of Innovon and Liminal and “Parties” means Innovon and Liminal.

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(f)
“Patents” means any and all current patents and patent applications worldwide that are listed in Schedule “A” relating to the Compounds, and any patents issued from such applications and any divisions, continuations, continuations-in-part, re-issues, re-examinations, renewals, patents of importation, patents of addition, extensions and foreign counterparts to any of the foregoing (including, without limitation, any patent term extension under 35 USC §156, any Supplementary Protection Certificate (within the meaning of such term under Council Regulation (EU) No. 1768/92) or any other similar statutory protection in relation to a Compound).
(g)
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.
(h)
“Product” means a drug product(i) covered by one or more Valid Claim within the Patents that is approved by the FDA or any other Regulatory Authority for commercial sale or (ii) that was previously covered by such a Valid Claim and is covered by an exclusivity period pursuant to protection by “Orphan Drug” status (within the meaning of such term under the U.S. Orphan Drug Act) and/or any type of data exclusivity or data protection or any similar statutory or regulatory protection in the relevant country that provides exclusivity or any other protection or advantage vis-à-vis competitors in respect of a product).
(i)
“Quarter” means each calendar quarter that begins on the first day of each January, April, July and October during the Term; provided, however, that the first Quarter will commence on the Effective Date and end on the day preceding the first day of the next Quarter.
(j)
“Regulatory Authority” means any governmental authority in any country responsible for regulatory approvals and post-marketing surveillance of any Product.
(k)
“Royalty Entitlement” means, for any Quarter, the percentage of Net Sales and Licensing Revenues in respect of such Quarter payable by Liminal to Innovon pursuant to Section 2(a), less any set-off of the Upfront Payment paid and received by Innovon pursuant to Section 6(b).
(l)
“Sales Tax” shall have the meaning ascribed thereto in Section 9(a).
(m)
“Term” shall have the meaning ascribed thereto in Section 8(a).
(n)
“Territory” means the world.
(o)
“Upfront Payment” means an advance on the Royalty Entitlement in an amount equal to Four Hundred Thousand Canadian Dollars ($400,000).
(p)
“Valid Claim” means (a) any claim of an issued and unexpired Patent that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or not appealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable or (b) a claim of a pending patent application in the Patents, which claim has not been abandoned or finally disallowed by a court or governmental agency of competent jurisdiction without the possibility of appeal or re-filing of the application.
2.
ROYALTY ENTITLEMENT
(a)
Royalty Entitlement. Upon the terms and subject to the conditions of this Agreement, and subject to Section 6(b), Liminal will pay Innovon the Royalty Entitlement described as follows:

i.
Upfront Payment. Upon execution of this Agreement, the Upfront Payment will be due and payable by Liminal to Innovon;

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ii.
License Royalties. Liminal will pay to Innovon [***] on all Licensing Revenues. In the event that the consideration received (including, but not limited, to royalty advances, shares, royalties, fixed payments or milestone payments) is in another form than cash, the royalty will be calculated based on the value of the consideration received, which value will be established promptly by the Parties by mutual agreement or, failing such an agreement within 60 days, by an independent valuator appointed by the Parties, or an arbitrator in case of disagreement between the Parties as per section 10; and
iii.
Direct Sale Royalties. Liminal will pay to Innovon [***] on all Net Sales.
(b)
No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, Innovon is acquiring only the Royalty Entitlement and is not assuming any liability or obligation of Liminal or its Affiliates of whatever nature, whether currently in existence or arising or asserted hereafter by any Person. All such liabilities and obligations shall be retained by and remain obligations and liabilities of Liminal and its Affiliates.
3.
REPRESENTATIONS AND WARRANTIES OF LIMINAL

As of the Effective Date, Liminal hereby represents to Innovon as follows:

(a)
Corporate Existence and Power. Liminal is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
(b)
Corporate Authorization. The execution, delivery and performance by Liminal of this Agreement, and the consummation by Liminal of the transactions contemplated hereby are within Liminal’s corporate powers and have been duly authorized by all necessary corporate action on the part of Liminal. This Agreement has been duly executed and delivered by Liminal and constitutes a valid and binding agreement of Liminal, subject to any limitation on enforcement under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.
(c)
Non-Contravention. The execution, delivery and performance by Liminal of this Agreement does not: (i) contravene or conflict with the corporate charter or bylaws of Liminal; (ii) contravene or conflict with or constitute a material violation of any provision of any law or regulation or the rules of any stock exchange binding upon or applicable to Liminal; (iii) contravene or conflict with or constitute a material violation of any judgment, injunction, order or decree binding upon or applicable to Liminal; or (iv) constitute a material default under any agreement or give rise to any right of termination, cancellation or acceleration of any right or obligation of Liminal or to a loss of any material benefit which, in each case, could reasonably be expected to have an adverse effect on the Patents, the Products, Liminal or Liminal’s ability to pay the Royalty Entitlement as contemplated by this Agreement.
(d)
Intellectual Property. As of the Effective Date and upon signing of the Termination Agreement, Liminal or its Affiliates, as applicable, are the sole legal and beneficial owners of the Patents. As of the Effective Date, there is no pending litigation or, to the knowledge of Liminal, threat of litigation, that has been received by Liminal or any of its Affiliates that alleges that Liminal’s or its Affiliates’ activities with respect to the Patents or Products have infringed or misappropriated any of the intellectual property rights of any third party. As of the Effective Date, to the knowledge of Liminal, the exploitation of the Patents as currently contemplated by Liminal does not infringe any patent rights, or misappropriate any other intellectual property owned or licensed by a third party.
(e)
Canadian Resident. Liminal is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

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4.
REPRESENTATIONS AND WARRANTIES OF innovon

Innovon hereby represents to Liminal the following:

(a)
Organization and Existence. Innovon is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all applicable powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
(b)
Corporate Authorization. The execution, delivery and performance by Innovon of this Agreement and the consummation by Innovon of the transactions contemplated hereby are within the powers of Innovon and have been duly authorized by all necessary action on the part of Innovon. This Agreement has been duly executed and delivered by Innovon and constitutes a valid and binding agreement of Innovon, subject to any limitation on enforcement under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.
(c)
Non-Contravention. The execution, delivery and performance by Innovon of this Agreement does not: (i) contravene or conflict with the constating documents of Innovon; or (ii) contravene or conflict with or constitute a violation of any provision of any law or regulation binding upon or applicable to Innovon that would have an adverse effect on Innovon's ability to consummate the transactions contemplated by this Agreement.
(d)
Canadian Resident. Innovon is not a non-resident of Canada for purposes of the Income Tax Act (Canada).
5.
COVENANTS

Innovon and Liminal agree as follows:

(a)
Patents. Liminal, and any of its Affiliates who are owners of the Patents, will have the sole right, but not the obligation, to prosecute, maintain and enforce any of the Patents. Liminal and any such Affiliates may, at their sole discretion, license, assign, transfer, abandon or otherwise dispose of the Patents at any time, provided that written notice of any abandonment is provided to Innovon [***]. The Parties acknowledge and agree that the intent of such prior notice of abandonment is not so that Innovon can assume ownership of the Patents but so that the Parties can consider [***]. Innovon will not, directly or indirectly, seek to invalidate or challenge any of the Patents.
(b)
Confidential Treatment. Innovon and Liminal will hold, and will use reasonable commercial efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence all confidential documents and information concerning this Agreement and the Royalty Entitlement unless (i) compelled to disclose by judicial or administrative process or unless required by law or the rules and regulations of a governmental entity, Regulatory Authority, Nasdaq, the United States Securities and Exchange Commission (“SEC”), the Autorité des Marchés Financiers, the Ontario Securities Commission or the Securities and Exchange Commission or any securities exchange or trading system (“Securities Regulators”), in which case the Party being compelled to disclose shall give the other Party, where reasonably possible, notification of such compelled disclosure in order to allow the other Party to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed (and the Party being compelled to disclose will provide reasonable assistance to the other Party with respect thereto) and the Party being compelled to disclose will use reasonable measures to ensure confidential treatment of such information and shall only disclose such confidential information as is required by law, or (ii) to allow a current or potential bona fide provider of debt or financing to conduct due diligence (provided that such persons are bound by confidentiality obligations at least as restrictive as those set forth herein). In the event of termination of this Agreement, Innovon and Liminal shall immediately return to each other, or at the other Party’s request, destroy all confidential information relating to the Royalty Entitlement, except that one copy of such information may be retained only for archival and compliance purposes (including for

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the purposes of enforcing the provisions of this Agreement). Documents and information shall not be considered confidential to the extent that the information or document: (i) is part of the public domain at the time of disclosure between the Parties, (ii) subsequently becomes part of the public domain through no act or fault of the receiving Party or its representatives, (iii) was known or was otherwise available to the receiving Party without obligations or duties of confidentiality prior to disclosure between the Parties, as evidenced in writing (iv) was provided to the receiving Party, without restriction, by a third party who was not under a duty of confidentiality respecting the information disclosed, or (v) was independently developed by or on behalf of the receiving Party without reference to the confidential information, as evidenced in writing.
(c)
Public Announcement. Except as required by law or the rules and regulations of applicable Securities Regulators or as otherwise agreed upon by the Parties, the Parties agree not to issue any press release or make any public statement with respect to Innovon’s acquisition of the Royalty Entitlement. Any press release or public statement is required to comply with applicable securities regulations and, shall, to the extent possible, be a joint release, and in any event each Party shall be provided with a reasonable opportunity to comment on any press release or public statement made with respect to this Agreement. Notwithstanding the above, Innovon will be able to confirm it has certain rights to royalties relating to certain Products.
(d)
Notice of Certain Events. Each Party shall promptly (and in any event within [***]) report to the other Party in writing the occurrence of any events that could reasonably be expected to give rise to a right to terminate this Agreement under Section 8(b) hereof, or that would cause any representation or warranty given by one Party to the other under this Agreement to be untrue if such representation or warranty were required to be given as of the date of the event.
6.
PAYMENT OF ROYALTY, REPORTS, AUDIT RIGHTS
(a)
Royalty Entitlement Payment and Reports. During the Term of this Agreement, Liminal will deliver to Innovon within [***] following the last day of each Quarter a written report stating the number of Products sold, Net Sales (including itemized deductions per the definition of Net Sales) and Licensing Revenues for such Quarter. Each such report will be accompanied by the Royalty Entitlement payment due for such Quarter either by check or wire transfer pursuant to instructions received from Innovon. For certainty, Liminal shall not be required to deliver any report in respect of any Quarter for which no amount is payable to Innovon. The reporting obligation set forth in this Section 6(a) shall be the only reporting obligations of Liminal pursuant to this Agreement.
(b)
Set-off of Upfront Payment. Any Royalty Entitlement payment due for any Quarter by Liminal to Innovon shall be set-off against the Upfront Payment previously paid by Liminal to Innovon that has not previously been so set off against.
(c)
Audit and Inspection Rights. Liminal shall maintain, during the Term of this Agreement and for at least [***], true and accurate records and books of account sufficient and reasonably required for the computing and verification of all payments owed by Liminal, its Affiliates and third party licensees to Innovon, including, but not limited to, agreements, financial information, purchase orders, invoices, inventory records, records for Net Sales (and itemized deductions therefrom), Licensing Revenues, records relating to the Patents, and number of Products sold, and to demonstrate Liminal’s compliance with its reporting obligations and payment obligations pursuant to Section 6(a). Liminal shall make such records, documents and information available for inspection (which inspection shall be at the sole cost and expense of Innovon) by an independent public accounting firm, during normal business hours upon reasonable advance notice, for the purpose of confirming Liminal’s compliance with its obligations under this Agreement.

If such audit and inspection discloses a deficiency between the amount found to be due to Innovon and the amount actually received or credited to Innovon (the "Deficiency"), then Liminal will, upon Innovon's demand, promptly pay the Deficiency, together with interest thereon at the interest rate of [***] per annum, from the date such Deficiency was due to the date of payment. If the Deficiency is more than [***]

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of all License Royalties and Direct Sale Royalties of the type which were the subject of the Deficiency that were paid by Liminal during the period covered by such audit and inspection, then Liminal will pay the reasonable costs and expenses of the audit and inspection.

7.
SURVIVAL
(a)
The confidentiality obligations contained herein shall survive the expiration or termination of this Agreement.
(b)
The expiration or termination of this Agreement shall not excuse any Party from its payment obligations accrued prior to the date of expiration or termination or from its liability in respect of any breach hereof prior to such expiration or termination.
8.
TERM
(a)
Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) the mutual agreement in writing of the Parties to terminate this Agreement; and (ii) the later of the expiration on a country-by-country, indication-by-indication and Compound-by-Compound basis of (1) the last Patent with at least one Valid Claim in the Territory and (2) any exclusivity period granted to Liminal or to any Liminal Affiliate (or to a licensee or sublicensee of Liminal or any Liminal Affiliate) pursuant to protection by “Orphan Drug” status (within the meaning of such term under the U.S. Orphan Drug Act) and/or any type of data exclusivity or data protection or any similar statutory or regulatory protection in the relevant country that provides exclusivity or any other protection or advantage vis-à-vis competitors in respect of a Product; in each case unless sooner terminated as provided herein (the “Term”). In the event of a sale, divestment or disposal of one or more Products or Patents during the Term, the Parties agree that the Royalty Entitlement shall be deemed fully paid up (i) to the extent of such Products or Patents, once Liminal has paid the Royalty Entitlement payable to Innovon as a result of such sale, divestment or disposal of such Products of Patents and, for certainty, the Agreement shall continue to apply as regards the remaining Products or Patents that are not sold, divested or disposed; and (ii) as a whole, in the event of a sale, divestment or disposal of all or substantially all of the assets to which this Agreement pertains, once Liminal has paid the Royalty Entitlement payable to Innovon as a result of such sale, divestment or disposal and the Agreement shall automatically terminate; provided that if the Agreement is assigned pursuant to section 11 of the Agreement, no Royalty Entitlement shall be payable by Liminal as a result of such sale, divestment or disposal and the Agreement shall remain in full force and effect between Innovon and the Assignee.
(b)
Termination for breach. If either Party commits a material breach of this Agreement, the non-breaching Party may notify the breaching Party in writing of such breach and breaching Party will have [***] after receipt of such notice to cure such breach to the non-breaching Party’s satisfaction, acting reasonably. If the breaching Party fails to cure such breach, the non-breaching Party may request the enforcement of the Agreement. None of the Parties may request the termination of the Agreement. No delay by a Party in exercising such right shall cause such Party to lose such enforcement right by laches, estoppel or any other legal theory.
9.
Taxes.
(a)
Each of the Parties shall be liable for their respective taxes that become due and payable by each of them as a consequence of the transactions contemplated by this Agreement. Subject to the representations made by each party in Sections 3(e) and 4(d), all payments hereunder shall be made free of applicable withholding taxes that the payor is required by applicable law to deduct or withhold and if any such taxes are applicable the payor shall gross up its payments to the recipient so that the recipient obtains net of withholding taxes the full amount paid to them. Notwithstanding the foregoing, if the recipient is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it shall deliver to the payor or the appropriate governmental authority (with the assistance of payor to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve payor of its obligation to withhold such tax and payor shall apply the reduced rate of withholding or dispense with withholding, as the case

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may be. Neither Party shall be liable to the other Party for any taxes of the other Party that may become due and payable as a consequence of the transactions contemplated by this Agreement. The amounts payable pursuant to this Agreement are exclusive of any applicable sales taxes, including, for greater certainty, GST, HST and QST (“Sales Tax”).
(b)
The Parties agree that the payment of the Royalty Entitlement is subject to Sales Tax.
10.
Arbitration
(a)
Any claim arising from this Agreement that is contested must be submitted to arbitration, to the exclusion of the courts of law, according to the procedure set out in this section. Either Party (the “plaintiff”) that has a claim, dispute or controversy in connection with this Agreement, must forward written notice (the “Notice of Arbitration”) to the other Party, containing the following elements: i) a reasonably detailed description of the claim, dispute or controversy to be submitted to arbitration, ii) the name, address and profession of three proposed individuals to act as sole arbitrator. The other Party must, within [***] of receipt of the Notice of Arbitration, send the plaintiff notice confirming the choice of the proposed arbitrator, or other names, addresses and professions of the individuals proposed as arbitrator. Should the Parties fail to agree on an arbitrator within [***] of the Notice of Arbitration, either Party may address the court to name an arbitrator in accordance with the Code of civil of procedure (Quebec).
(b)
The Parties agree that all stages and the decision following of the arbitration process must be performed in a strictly confidential manner, unless required by Law for enforcement or other purposes. The hearing will take place as soon as reasonably possible following receipt of the Notice of Arbitration. The decision must be rendered in writing and transmitted to the Parties in a timely manner after the hearing. Any decision thus rendered is final and without appeal and becomes fully enforceable upon the Parties. The arbitrator will award the costs of arbitration, including professional fees and disbursements incurred by the Parties, in the manner that the arbitrator considers appropriate in the given circumstances.
11.
MISCELLANEOUS
(a)
Assignment. This Agreement shall ensure to the benefit of and be binding upon the Parties, their respective successors and any permitted assigns. Neither Party may assign its rights or obligations under this Agreement, without the other Party’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, either Party may assign all or any part of its rights or obligations under this Agreement to an Affiliate or to the acquirer of all or substantially all of the assets that relate to this Agreement by providing notice to the other Party, provided that such assignee agrees and undertakes to assume all of the assigning Party’s duties, obligations, responsibilities and liabilities, including but not limited to the royalty obligations of Liminal as set forth herein. Any other attempted assignment is void.
(b)
Waiver. The failure of either Party to complain of any default by the other Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Agreement. The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the Parties.
(c)
Headings. The headings of paragraphs and sections used in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement unless the context requires otherwise.

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(d)
Notices. Any notice or other communication required or permitted to be given to a Party shall be in writing and shall be given by facsimile or email, other electronic means or by hand‑delivery as hereinafter provided. Any such notice, if sent by facsimile or email, shall be deemed to have been received on the business day after the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notice of change of address shall also be governed by this Section. Notices and other communications to each Party shall be addressed as follows:

Liminal: Liminal BioSciences Inc.
440 Armand – Frappier Blvd.
Suite 300, Laval, Quebec, H7V 4B4

Attention: Legal Department
Email: [***]

Innovon: Innovon Pharmaceutiques Inc.
1000, rue de la Gauchetière Ouest, bureau 3700
Montreal (Quebec) H3B 4W5

Attention: Pierre Laurin & Hubert Sibre
Email: [***]

Hubert Sibre Miller Thomson SENCRL / Miller Thomson LLP
1000, rue De La Gauchetière Ouest, bureau 3700
Montréal (Québec) H3B 4W5
Direct Line : 514.879.4088

Email: [***]

(e)
Relationship. Neither Party is the agent, employee, or servant of the other. Neither Party shall have nor exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease, or equity relationship, expressly or by implication, between the Parties with the respect to the subject matter herein.
(f)
Entire Agreement. This Agreement and those referenced herein constitute the final, complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the parties.
(g)
Currency. All monetary amounts in this Agreement are stated in Canadian dollars.
(h)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein. Each Party hereto irrevocably attorns and submits to the exclusive jurisdiction of the Quebec courts situated in the City of Montreal and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum. The Parties agree that they will not bring any proceedings relating to any issue arising from this Agreement in any court outside Quebec.
(i)
Invalidity, etc. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.
(j)
Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

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Delivery of such counterparts may be made by fax or PDF via email, either of which will be deemed to have the legal effect of an original.
(k)
Amendments. No amendment, restatement, replacement, supplement or other modification of this Agreement is effective unless it is in writing and signed by an officer of each of Innovon and Liminal. Such amendment, restatement, replacement, supplement or modification shall be effective only in the specific instance and for the specific purpose for which it is given.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Royalty Stream Agreement as of the Effective Date.

LIMINAL BIOSCIENCES INC.
By:	/s/ Patrick Sartore
Name: Patrick Sartore Title: President

INNOVON PHARMACEUTIQUES INC.
By:	/s/ Pierre Laurin
Name: Title:

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Schedule “A”

PATENTS

[***]

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